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                                                                     EXHIBIT 2.3


                              ASSUMPTION AGREEMENT

         This Assumption Agreement (this "Agreement"), dated as of November 12, 1997, is between ADDINGTON ENTERPRISES, INC., a Kentucky corporation ("Seller"), 1500 North Big Run Road, Ashland, Kentucky 41102, and AEI HOLDING COMPANY, INC., a Delaware corporation ("Purchaser"), 1500 North Big Run Road, Ashland, Kentucky 41102.

                                    RECITALS

         A. Pursuant to the Exchange Agreement, dated October 20, 1997, between Addington Enterprises, Inc. and AEI Holding Company, Inc. (the "Exchange Agreement") and the other agreements and instruments referred to therein, Purchaser is acquiring the Transferred Assets from Seller, subject to the terms and provisions described therein.

         B. The sale, transfer, conveyance, assignment and delivery of such Transferred Assets to Purchaser includes the assumption by Purchaser of all of the Assumed Liabilities.

         C. Purchaser and Seller now desire to evidence and effectuate the assumption by Purchaser of the Assumed Liabilities.

         NOW, THEREFORE, in consideration of the mutual covenants set forth in the Exchange Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby covenant and agree as follows:

         1. Incorporation by Reference; Capitalized Terms. The terms of the Exchange Agreement, including all Schedules, Exhibits and Annexes thereto, are incorporated herein by reference, and capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Exchange Agreement.

         2. Assumption. Purchaser hereby undertakes on the terms and subject to the conditions set forth in the Exchange Agreement to assume, pay, perform and discharge when due the Assumed Liabilities.

         3. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages) and all such counterparts taken together shall constitute one and the same Agreement.

         4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to its conflicts of law rules. Each party agrees that any action brought in connection with this Agreement against another shall be filed and heard in Fayette County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Fayette County, Kentucky, and the U.S. District Court for the Eastern District of Kentucky, Lexington Division.

         5. Severability. If any provision of this Agreement or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.


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         6. Entire Agreement. All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Agreement and the Exchange Agreement (and the Other Agreements), and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Agreement and the Exchange Agreement (and the Other Agreements). No extension, change, modification, addition or termination of this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

         7. No Waiver. The failure of any party to insist in any particular instance upon strict performance of any term or provision of this Agreement shall not be construed as a waiver or relinquishment as to the performance of any such term or provision in the future.

         8. Benefit and Binding Effect. The terms hereof shall bind and inure to the benefit of, and be enforceable by, the parties executing (or deemed to have consented to) this Agreement and their respective successors and assigns.

         9. Headings. Section headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any provision in it.

         10. Exchange Agreement. This Agreement is given pursuant to the Exchange Agreement and is subject to the terms and conditions thereof. Should any conflict exist between this Agreement and the Exchange Agreement, the Exchange Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SELLER:                              ADDINGTON ENTERPRISES, INC.,
                                     a Kentucky corporation


                                     By:    /s/ Vic Grubb
                                     Name:  Vic Grubb
                                     Title: Chief Financial Officer


PURCHASER:                           AEI HOLDING COMPANY, INC.,
                                     a Delaware corporation


                                     By:    /s/ Don Brown
                                     Name:  Don Brown
                                     Title: President




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